                                                                     EXHIBIT 4.7



THIRD AMENDMENT TO CERTIFICATE OF THE DESIGNATION, PREFERENCES RIGHTS AND LIMITATIONS OF SERIES D 6% CUMULATIVE CONVERTIBLE NONVOTING PARTICIPATING PREFERRED STOCK OF MICRO-MEDIA SOLUTIONS, INC.

     Micro-Media Solutions, Inc., hereinafter called the "Corporation", a corporation organized and existing under the laws of the State of Utah,

     DOES HEREBY CERTIFY:

     That, pursuant to authority conferred upon the Board of Directors by the Certificate of Incorporation of the Corporation, and pursuant to Section 16-10a-602 of the Utah Business Corporation Act, such Board of Directors by the unanimous written consent of its members dated effective June 26, 1998 adopted a resolution providing for a third amendment to that certain Certificate of Designation filed by the Corporation with the Secretary of the State of Utah on April 21, 1998, amended by that certain Amendment to Certificate of Designation adopted by the Corporation as of April 30, 1998 and filed with the Secretary of the State of Utah on May 14, 1998, and amended by that Second Amendment to Certificate of Designation adopted by the Corporation as of May 1, 1998 and filed with the Secretary of State of Utah on May 27, 1998 to increase the designation of Series D 6% Cumulative Convertible Non-Voting Participating Preferred Stock, $10.60 stated value per share, from 274,407 shares to 279,657 shares, which resolution is as follows:

     RESOLVED, that pursuant to the authority conferred upon the Board of Directors by the Certificate of Incorporation, the Series D 6% Cumulative Convertible Non-Voting Participating Preferred Stock, $10.60 stated value per share ("Series D Preferred Stock"), that was created on April 21, 1998 by that certain Certificate of the Designation, Preferences, Rights, and Limitations of Series D 6% Cumulative Convertible Non-Voting Participating Preferred Stock of the Corporation, as amended, is hereby further amended to increase the number of shares created from Two Hundred Seventy-Four Thousand Four Hundred Seven (274,407) shares of Series D Preferred Stock to Two Hundred Seventy-Nine Thousand Six Hundred Fifty-Seven (279,657) shares of Series D Preferred Stock. The voting powers, preferences and relative, participating, optional and other special rights, and the qualifications, limitations or restrictions thereof shall remain the same.

1. This resolution was duly adopted by the Board of Directors of the Corporation and it was also duly adopted by all of the holders of outstanding shares of Series D Preferred Stock.

2. The foregoing resolution does not provide for an exchange, reclassification, or cancellation of issued shares of the Corporation.

     IN WITNESS WHEREOF, Micro-Media Solutions, Inc. has caused this certificate to be signed by Jose Chavez, its President, and attested by Mitchell C. Kettrick, its Secretary, this 26th day of June, 1998.


MICRO-MEDIA SOLUTIONS, INC.
By /s/ JOSE CHAVEZ, President

ATTEST:
By /s/ Mitchell C. Kettrick, Secretary